Exhibit 99.2

Wellgistics Health (NASDAQ:WGRX) and TheracosBio Partner to Expand Nationwide, PBM-Free Access to Brenzavvy(R), an FDA-Approved Diabetes Therapy, Through 6,500+ Pharmacies

TAMPA, FL / ACCESS Newswire / September 30, 2025 / Wellgistics Health, Inc. (“Wellgistics Health” or the “Company”) (NASDAQ:WGRX), a leader in next-generation pharmaceutical distribution, digital prescription routing, and AI-powered hub fulfillment, today announced a strategic collaboration with TheracosBio, the manufacturer of Brenzavvy® (bexagliflozin), to make diabetes medications more affordable and accessible across the U.S. healthcare system.

The joint effort leverages Wellgistics Health’s “maker-to-taker” platform - a direct pipeline that connects manufacturers to pharmacies and patients while bypassing costly intermediaries. With over 6,500 independent and chain pharmacies in its national network, Wellgistics Health will expand access to Brenzavvy through both traditional retail and direct-to-patient delivery models.

Key Benefits of the Collaboration

●	Expanded Access - Brenzavvy will be made available through the Wellgistics Health network of 6,500+ independent pharmacies, as well as participating chain pharmacies, reaching patients nationwide.

●	Affordability - By eliminating middlemen, this initiative is expected to lower costs to levels often below typical insurance copayments, easing patient cost burdens and increasing adherence.

●	Pharmacist Empowerment - Participating pharmacies will provide patient counseling, adherence support, and care coordination.

●	AI & Technology Integration - The Wellgistics Tech & Hub platform, powered by AI-driven modules, will streamline eligibility checks, claims adjudication, adherence tracking, and reporting.

Addressing an Urgent Need

Type 2 diabetes affects over 37 million Americans and costs the U.S. an estimated $327 billion annually. Yet only one in eight eligible adults receives an SGLT-2 inhibitor, largely due to out-of-pocket costs that can exceed $500 per month.

Brenzavvy, a once-daily oral treatment, offers a cost-effective option within the SGLT-2 inhibitor class, designed to improve glycemic control in adults when used in conjunction with diet and exercise.

Executive Commentary

“Millions of Americans with type 2 diabetes still face affordability and access barriers at the pharmacy counter,” said Brian Connelly, CEO of TheracosBio. “Through Wellgistics Health’s streamlined approach, we are expanding access to Brenzavvy, helping patients afford their medications while empowering pharmacists to deliver meaningful care.”

“Direct-to-patient affordability and access programs are a cornerstone of Wellgistics Health’s mission,” said Brian Norton, CEO of Wellgistics Health. “We are pioneering innovative models designed to not only expand patient access but also bring new levels of transparency and affordability to the healthcare system. By leveraging our technology-enabled platform and our national network of independent and chain pharmacies, we are striving to ensure powerful therapies like Brenzavvy are delivered efficiently, responsibly, and at a cost that patients can sustain.”

Everyone Wins

●	Patients pay less and gain greater access to a vital class of diabetes medications.

●	Pharmacies receive fair compensation and tools to enhance patient care.

●	Employers and Health Plans see expedited and transparent savings without waiting for rebate reconciliations.

●	Manufacturers gain a direct, efficient channel to reach patients and expand therapy adoption.

Execution Roadmap

Brenzavvy will be integrated into the Wellgistics Tech & Hub and Distribution platform beginning in Q4 2025, enabling immediate patient onboarding through affiliated pharmacies and direct-to-patient channels.

Q4 2025 rollout positions WGRX for near-term revenue impact.

This collaboration underscores Wellgistics Health’s aim to be a disruptive force in pharmaceutical distribution, redefining how therapies move from manufacturer to patient with transparency, affordability, and scale.

About TheracosBio

TheracosBio is a biopharmaceutical company dedicated to developing and commercializing therapies that address unmet needs in chronic disease management. Its lead product, Brenzavvy, was developed to provide an effective, affordable SGLT-2 inhibitor option for adults with type 2 diabetes.

For full prescribing information, visit www.theracosbio.com.

About Wellgistics Health, Inc.

Wellgistics Health (NASDAQ:WGRX) delivers medications from manufacturer to patient-faster, smarter, and more affordably. Its integrated platform connects 6,500+ pharmacies and 200+ manufacturers, offering wholesale distribution, digital prescription routing, direct-to-patient delivery, and AI-powered hub services such as eligibility, adherence, onboarding, prior authorization, and cash-pay fulfillment. As a PBM-agnostic alternative, Wellgistics provides end-to-end solutions designed to restore access, transparency, and trust in U.S. healthcare.

For more information, visit www.wellgisticshealth.com.

Forward-Looking Statements

This press release may contain forward-looking statements. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. When Wellgistics Health uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. These forward-looking statements include, without limitation, statements regarding Wellgistics Health’s strategy and descriptions of its future operations, prospects, and plans. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause actual results to differ materially. Additional factors are discussed in Wellgistics Health’s filings with the SEC, available at www.sec.gov.

Media & Investor Contact

Media:media@wellgisticshealth.com

Investor Relations:IR@wellgisticshealth.com

Investor Relations Contact

Skyline Corporate Communications Group, LLC Scott Powell, President 1177 Avenue of the Americas, 5th Floor New York, NY 10036 Office: (646) 893-5835 Email: info@skylineccg.com